MERRILL LYNCH MORTGAGE INVESTORS TRUST
                               MLMI SERIES 2004-A2
                       MORTGAGE PASS-THROUGH CERTIFICATES

                WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION
                                 MASTER SERVICER

                  --------------------------------------------


                        Supplement dated August 26, 2004
                                       to
                   Prospectus Supplement dated August 25, 2004
                                       to
                         Prospectus dated June 18, 2004

         Capitalized terms used herein and not otherwise defined herein have the meanings assigned in the prospectus supplement dated August 25, 2004.

         Clause a(ii) of the definition of "Group I Senior Accelerated Distribution Percentage" and "Group II Senior Accelerated Distribution Percentage" described under the heading "Description of the Certificates-Principal Distributions on the Senior Certificates" in the Prospectus Supplement shall be amended by deleting such clause in its entirety and replacing it with the following:

                  (ii) Realized Losses on the Mortgage Loans to date for such Distribution Date, if occurring during the eleventh, twelfth, thirteenth, fourteenth or fifteenth year (or any year thereafter) after the Closing Date, are less than 30%, 35%, 40%, 45% or 50%, respectively, of the sum of the initial Class Certificate Balances of the Class M Certificates and Class B Certificates; or

         Clause b(ii) of the definition of "Group I Senior Accelerated Distribution Percentage" and "Group II Senior Accelerated Distribution Percentage" described under the heading "Description of the Certificates-Principal Distributions on the Senior Certificates" in the Prospectus Supplement shall be amended by deleting such clause in its entirety and replacing it with the following:

                  (ii) Realized Losses on the Mortgage Loans to date for such Distribution Date, if occurring during the eleventh, twelfth, thirteenth, fourteenth or fifteenth year (or any year thereafter) after the Closing Date, are less than 10%, 15%, 20%, 25% or 30%, respectively, of the sum of the initial Class Certificate Balances of the Class M Certificates and Class B Certificates.



         This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

         Dealers will deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the Mortgage Pass-Through Certificates, MLMI Series 2004-A2 and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the Mortgage Pass-Through Certificates, MLMI Series 2004-A2 will be required to deliver a supplement, prospectus supplement and prospectus for ninety days following the date of this supplement.




                               MERRILL LYNCH & CO.